UNITED STATES
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FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation may constitute forward-looking statements of Valeant Pharmaceuticals International, Inc. (“Valeant” or the “Company”), including, but not limited to, statements regarding our offer to purchase Cephalon, Inc. (“Cephalon”), financing related to the proposed transaction, our intention to commence the consent solicitation and tender offer, opportunities and our plans should we acquire Cephalon, the effect of the proposed transaction on financial results, and certain financial projections. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “could,” “should,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) and other risks and uncertainties detailed from time to time in the Company’s filings with the SEC and the Canadian Securities Administrators (“CSA”), which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect actual outcomes.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
•	This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Cephalon has commenced at this time.

•	This communication may be deemed to be solicitation material in respect of the proposed removal of directors from, and election of directors to, the Board of Directors of Cephalon.

•	In connection with any offer or solicitation, including a consent solicitation, Valeant will file relevant materials, which may include a tender offer statement, a consent solicitation statement and/or other documents, with the SEC. Any definitive tender offer statement or consent solicitation statement will also be mailed to stockholders of Cephalon. ALL INVESTORS AND SECURITY HOLDERS OF CEPHALON ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC BY VALEANT CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SUCH TRANSACTION. Investors and security holders will be able to obtain free copies of documents filed with the SEC by Valeant (when they become available) at the web site maintained by the SEC at www.sec.gov or from Valeant’s website (www.valeant.com) under the tab “Investor Relations” and then under the heading “SEC Filings,” or by directing a request to Valeant, 7545 Irvine Center Drive, Suite 100, Irvine, California 92618, Attention: Corporate Secretary.

CERTAIN INFORMATION CONCERNING POTENTIAL PARTICIPANTS IN A SOLICITATION
•	Investors and security holders may obtain further information regarding the persons who may be deemed to be participants in a solicitation by Valeant under the rules of the SEC, in addition to guidance as to where to find further information regarding the names, affiliations and interests of Valeant’s directors and executive officers and the interests of the participants in any consent solicitation commenced by Valeant and a description of their direct and indirect interests, by security holdings or otherwise, in Valeant’s filing on Schedule 14A, as filed with the SEC on March 29, 2011 and incorporated herein by reference. This document can be obtained free of charge from the sources indicated above.

FINAL TRANSCRIPT
VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an
All-Cash Acquisition of Cephalon Conference Call
Event Date/Time: Mar. 30. 2011 / 12:30PM GMT

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
CORPORATE PARTICIPANTS
Laurie Little
Valeant Pharmaceuticals, Inc. — VP,IR
Michael Pearson
Valeant Pharmaceuticals, Inc. — Chairman & CEO
CONFERENCE CALL PARTICIPANTS
Marc Goodman
UBS — Analyst
Chris Schott
JPMorgan — Analyst
Gary Nachman
Susquehanna Financial Group — Analyst
David Amsellem
Piper Jaffray — Analyst
Corey Davis
Jefferies & Co. — Analyst
Louise Chen
Collins Stewart — Analyst
Doug Miehm
RBC Capital Markets — Analyst
David Buck
Buckingham Research — Analyst
Randall Stanicky
Goldman Sachs — Analyst
David Maris
- Analyst
Annabel Samimy
Stifel Nicolaus — Analyst
Ronny Gal
Sanford Bernstein — Analyst
Juan Sanchez
Landenburg Thalmann & Co. — Analyst
PRESENTATION
Operator
Good morning. My name is Sheila and I will be your conference operator today. At this time, I would like to welcome everyone to the Valeant conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Vice President of Investor Relations, Ms. Laurie Little, you may begin your conference.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Laurie Little — Valeant Pharmaceuticals, Inc. — VP,IR
Thanks. Good morning, everyone and welcome to Valeant’s conference call. Joining us on the call today are J. Michael Pearson, Chairman and Chief Executive Officer; Rajiv De Silva, President and Chief Operating Officer of Specialty Pharmaceuticals; and Phil Loberg, Chief Financial Officer.
In addition to a live webcast, a copy of today’s slide presentation can be found on our website under the Investor Relations section.
Before we begin, certain statements made in this presentation may constitute forward-looking statements of Valeant Pharmaceuticals International, Inc., including, but not limited to, statements regarding our offer to purchase Cephalon Inc., financing related to the proposed transaction, our intention to commence the consent solicitation and any tender offer, opportunities in our plans should we acquire Cephalon, the effect of the proposed transaction on financial results and certain financial projections.
Forward-looking statements may be identified by the use of the words anticipates, expects, intends, plans, could, should, would, may, will, believe, estimate, potential or continue and variations or similar expressions. These statements are based upon current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual quarterly report filed with the Securities and Exchange Commission and other risks and uncertainties detailed from time to time in the Company’s filing with the SEC and the Canadian Securities Administrators, which factors are incorporated herein by reference.
Readers are cautioned not to place undue reliance on any of these forward-looking statements. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this conference call and presentation or to reflect actual outcomes.
In addition, additional information and where to find it. This communication does not constitute an offer to buy or solicitation of an offer to sell any securities though a tender offer for the shares of Cephalon has commenced at this time. This communication may be deemed to be solicitation material in respect of the proposed removal of directors from and the election of directors to the Board of Directors of Cephalon.
In connection with any offer solicitation, including a consent solicitation, Valeant will file relevant materials, which may include a tender offer statement, a consent solicitation statement and/or other documents with the SEC. Any definitive tender offer statement or consent solicitation statement will also be mailed to stockholders of Cephalon.
All investors and security holders of Cephalon are urged to read any such documents filed with the SEC by Valeant carefully and in their entirety because they will contain important information about any such transaction.
Investors and security holders will be able to obtain free copies of documents filed with the SEC by Valeant when they become available at the website maintained by the SEC at www.SEC.gov or from Valeant’s website at www.Valeant.com under the tab Investor Relations and then under the heading SEC Filings or by directing requests to Valeant’s address, 7545 Irvine Center Drive, Suite 100, Irvine, California 92618.
Certain information concerning potential participants in the solicitation. Investors and security holders may obtain further information regarding the persons who may be deemed to be participants in the solicitation by Valeant under the rules of the SEC in addition to guidance as to where to find further information regarding the names, affiliations and interests of Valeant’s directors and executive officers and the interests of the participants in any consent solicitation commenced by Valeant and a

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
description of their direct and indirect interests by security holdings or otherwise in Valeant’s filing on Schedule 14a as filed with the SEC on March 29, 2011 and incorporated herein by reference. This document can be obtained free of charge from the sources indicated above. And with that, I would like to turn it over to Mike Pearson.
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Thanks, Laurie. Good morning, everyone and thanks for joining us today. On today’s call, we want to discuss our intention to commence an all-cash offer for Cephalon’s common stock and hopefully consummate a merger. I would like to begin the call with a brief overview of the transaction. Next, provide a brief overview of Valeant for those of you who are not that familiar with our Company and finally, provide a few more details on the transaction and the next steps in the process.
As you all know, we issued a press release last night announcing our intention to acquire Cephalon for $73 per share in cash. The proposal, valued at approximately $5.7 billion, represents a premium of approximately 30% over Cephalon’s 30-day trading average. It is important to note that, as Cephalon’s Board and management team provides us with the opportunity to do some due diligence, we have repeatedly said that if we do discover more value, we would be open to sharing a piece of that value and a piece of the upside with the Cephalon shareholders and giving a bump to our offer.
We have also made it clear that we will remain disciplined on any final offer price and we will certainly not pursue this transaction at all cost.
Goldman Sachs has provided us with a highly confident letter for our financing of this transaction and a firm commitment from Goldman is expected to be in place shortly. We believe that this is a compelling offer, but because Cephalon’s Board has supported defensive structures that would not allow stockholders to complete an offer without the Board’s approval, we have announced our intention to commence a consent solicitation process during the week of April 4th in an effort to replace Cephalon’s current Board of Directors with our own nominees.
We do not undertake the position to go public lightly and our original intent was to have a private, friendly transaction. In fact, if and when Cephalon’s Board chooses to engage with us, we would be delighted to do so. However, in the interim, we decided that, in the spirit of transparency, to make our offer directly to Cephalon shareholders, because, in the end of the day, the shareholders are who owns the company.
We fully intend for this to be a fully friendly process with the shareholders and if we get support from the shareholders for moving forward, we will consummate the deal. If the shareholders would prefer a different alternative, including Cephalon remain as a standalone company with their strategy, we will be happy to move on to other opportunities.
We decided to take the step of appealing directly to the shareholders due to the lack of urgency on the part of the Board of Directors and their decision to continue to spend a fair amount of money, over $400 million in the last week or so, in what we view as high-risk investments.
Really we were faced with two choices, either withdraw from the process or go directly to stockholders. And in the spirit of, again, of transparency and doing what is in our shareholders’ best interest, we thought that it would make sense to at least make this offer public and let the shareholders decide for themselves.
If we do receive the support from stockholders, we are committed to getting this transaction done as quickly as possible, in line with our previous deals. If not, we would hope that Valeant shareholders will respect our deal discipline and be patient if we have to withdraw from this one until the next transaction comes around.
In terms of the strategic rationale, this transaction is very consistent with Valeant’s strategy. We value marketed products, not pipeline assets. The acquisition of Cephalon offers significant opportunity. We have the ability to employ new strategies on

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Cephalon’s products and maximize their organic growth and cash flow. Cephalon has a strong business in CNS and pain, which fits in well with our operations in North America and a complementary brand generic business in Europe through their acquisition of Mepha that will fit well with our business over there.
Cephalon also has a large R&D pipeline that offer up interesting opportunities for partnering. While we might not be the natural owner for many of these assets, we believe that there are many other biotech and pharmaceutical companies who might be interested in partnering with us on these assets.
We plan to use the current cash flows from PROVIGIL and their potential divestiture of the Western European operations to quickly reduce the debt that will need to be incurred to make this acquisition. The proposed transaction will be accretive both immediately and in the longer term post patent cliff. In short, this transaction makes compelling financial and strategic sense for Valeant shareholders.
In terms of a little bit on Valeant, we are a company that continues to grow and evolve; however, our strategy remains consistent. We are a focused, diversified, international pharmaceutical company both in terms of geographies and therapeutic areas, operating in the US, Canada and Australia on our brand generic business in Central Europe and Latin America.
We are diversified from a product standpoint. Our largest product represents less than 10% of our total product sales. We have approximately 500 products, many more SKUs and very limited generic exposure, which makes us a little unique given our strong cash flows and our unique corporate structure.
We are not a big proponent of high-risk R&D spend. We believe in developing partnerships through our drug programs and have several very successful partnerships with GSK, Kadmon and Kaken for various compounds. But our focus is not on high-risk early-stage research. We believe that by the time a midsize company like us or Cephalon gets to see pipeline projects or development programs, most of the larger pharmaceutical companies have had a chance to look at these and turn them down. So, it means to be successful we either have to be smarter or luckier than everyone else. We certainly are not smarter and we are not going to base a strategy based on luck.
Valeant is now in strong financial health with anticipated revenues in 2011 of between $2.1 billion and $2.3 billion and this guidance was given before our recent acquisition of PharmaSwiss, which has approximately $250 million in annual sales. We currently enjoy a market cap of over $14 billion and a total enterprise value of nearly $20 billion. Our strong management team is another key strength that has developed a solid track record on acquisitions and integrations.
Many of you are familiar with our strategy, but I think it is worthwhile to repeat it once again for those of you who aren’t. One is we operate a truly low-cost operating structure. Two, we do not bet on science, but on management. Three, we avoid the big guys in the areas where they are strong. Four, we do not fall in love with our assets. We are always willing to sell, partner or shut down. Next, we are prudent about investing ahead of the need and finally, speed, we believe, is the greatest advantage for a small company and quite frankly for any company.
Since I have joined legacy Valeant, we have implemented a strategy, this strategy that focuses on growth, cash and cash generation. We have consistently exceeded quarterly expectations, demonstrating the underlying strength of our business and our management team. We also believe in a balanced mix of acquisitions, as well as securities repurchases, which we believe is the most tax-efficient manner of returning value to shareholders.
We have bought over $850 million in share repurchases at an average stock price adjusted for the merger of $12.42 and $600 million in convertible notes purchased in the last three years. We have also raised over $5 billion in debt, which I think signifies our strong standing in the fixed income markets. As a result, our stock has delivered over 100% compound annual growth rate since I joined in February 2008 and a total price return of over 740%.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
In terms of acquisitions, we have always tried to be transparent with our acquisition activities and we shared the progress we have made on each of our past acquisitions on an investor conference call earlier this year. We have built a winning track record of acquiring undermanaged assets and we have built a solid expertise in integrating these assets.
It is important to note that, in aggregate, our organic compounded annual growth rate across the past acquisitions made under legacy Valeant is approximately 17%. This takes into account acquisitions that were closed by May 2010 as the remaining ones have not yet been under our management for long enough to calculate an organic growth rate.
In terms of the one larger transaction, the Biovail merger, we announced and closed that transaction last September. While it was a large integration effort, we were able to complete this integration in under six months, demonstrating our expertise in both integration, but also our focus on speed. We now feel confident that everyone at Valeant is focused on 2011 operating performance and the integration is behind us.
There are some bullet points on the slide that many of you have seen, but in total, our efforts have allowed us to increase our synergy target to over $300 million in savings in 2011, an increase from the $175 million we originally projected.
Further, we are very pleased to see that the organic growth rate of the Biovail products has now turned positive in the first quarter, a significant change from where the portfolio was when we took over.
Now, turning to the Cephalon transaction. We believe that this is a very good transaction. Our offer to Cephalon’s Board of $73 in cash per share is a significant premium to the current stock price and is higher than where the stock price has traded over the past two years. Cephalon shareholders have a buyer who is willing to move quickly and decisively. Recent articles suggest that Cephalon has recently gone through failed sales processes, which demonstrate that Valeant could be a natural owner. The premium is certain. It does not depend on the success of a risky pipeline and we stand ready to consummate this deal quickly.
When we did our research on Cephalon, we used the current consensus estimates and calculated a P/E ratio based on Cephalon’s current stock price. These charts clearly show that Cephalon’s current multiple is significantly over its peers once the pending patent (inaudible) are factored in. This also suggests we are paying very fair value.
In terms of our leverage, we have received many questions about how the new company might be capitalized. Our intent is to raise new debt, not equity, to fund the acquisition. Currently, Cephalon has approximately $5.7 billion in long-term debt and $1.3 billion in convertible notes with an additional $600 million in additional costs, including significant cost to take out the converts and call spreads associated with them netted against approximately $900 million in cash, net of recently announced deals. In order to do this transaction, Valeant will need to raise approximately $6.7 billion in debt.
This transaction will bring Valeant’s debt level from $4.5 billion after we call our 4% converts in May to $11.2 billion. Our leverage ratio will increase from 3.6 times, where it stands today, to just over 4.1 times after the proposed transaction. Our goal is to pay this debt level down quickly to approximately 3.6 times leverage 12 months after the deal.
The cliff products alone, FENTORA and PROVIGIL, are expected to generate more than $1 billion by the end of 2012, providing us with significant cash flows to pay off our debt.
It is our intent to move very quickly through this process. In our view, Cephalon has a deteriorating set of assets, earnings and cash flows due to the upcoming risk of patent cliffs and generic competition for their products. We also believe Cephalon management is spending their cash unwisely as evidenced by their two recent deals, Geminex and ChemGenex, and their continued investment in high-risk development programs.
Cephalon’s management is clearly on a path to continue their cash spend and maintain their current infrastructure even in the face of pending patent cliffs and generic erosion. This is counter to, in our belief, true shareholder value creation.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Cephalon clearly has a different strategy than we do. It is interesting to note that many Wall Street analysts do have some concerns about their future prospects.
Our decision to take this matter to investors was not an easy decision; yet, we felt it was a necessary step and Cephalon’s Board did not want to substantially engage with us on a timely fashion. We began the process with a $73 all-cash offer on March 18, which was firmly rejected by their CEO as he felt they did not receive enough credit for their pipeline potential.
We then made an alternative offer, which responded to Cephalon’s response that includes separating the pipeline from the existing products and that offer was met with further delays. We are prepared to engage in discussions with Cephalon at any time and would hope to have the opportunity to do so. In the meantime, Cephalon continues to invest significant cash in new development assets.
We decided to take the step of appealing to Cephalon shareholders, as I mentioned earlier, due to the lack of urgency on the part of the Board of Directors. The next steps in the process are as follows. Because Cephalon’s Board has supported defensive structures that would not allow stockholders to complete an offer without the Board’s approval, we intend to initiate a written consent solicitation to replace the existing Board of Directors. We will begin this process next week. We will propose a new slate of directors and launch this effort once Cephalon provides us with a record date. The intent of the new Board will be to remove the poison pill and other impediments to a tender offer.
Finally, I thought it would be helpful to revisit our operating principles that we abide by when pursuing transactions. Our primary objective is to create shareholder value. We do not enter a transaction to win at all costs and we do not play games in negotiations. We are dispassionate on any single deal and we emphasize speed and execution with the belief that a long deal process creates unwarranted distractions. We are transparent on our deal thesis and intent and we believe, if appropriate, we will take our case directly to shareholders and let them make the decision.
While we are willing to consider a higher price if due diligence supports this, we will remain very disciplined on price. The Company continues to announce transactions similar to Geminex and ChemGenex, this will negatively impact our offer and we will withdraw.
We will also walk away if our offer lacks investor support. We are not here to win at any cost. We will continue to focus on delivering shareholder value.
So in summary, we are reaching out to Cephalon stockholders with what we believe is a compelling offer, $73 all-cash certain and a potential to go somewhat higher after due diligence. This is an immediate offer, not dependent upon future pipeline success. We believe that this offer cannot be matched by the current management team as an independent company.
We do ask one thing from Cephalon shareholders. After the record date has been chosen, we ask that you let your Board know your opinion as quickly as possible by signing and returning your consent. If Valeant has a majority vote, we will move forward quickly. If we do not, we will move on.
With that, we will open the call up to questions. Operator?
QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Marc Goodman.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Marc Goodman — UBS — Analyst
Yes, good morning. Mike, two questions. First is how should we be thinking about the tax rate of the merged entity? And the second question is what’s your view here of acquiring slow growth, this PROVIGIL and TREANDA have patent cliffs and how should we view this just big picture as you continue to do acquisitions? I mean there is some slow growth, Biovail assets that you have acquired. If this deal goes through, you will have some slow growth or declining growth assets. Would you ever consider divesting those or should we be expecting that because one of the issues here is you want to have a growth company. Obviously this deal is very accretive, but how are you left with a growth company afterwards? Thanks.
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Sure. Thanks for the question. In terms of the tax rate, we have made certain assumptions, but we do not have transparency into their corporate structure. And that is one of the reasons we’d like to be able to do some due diligence, so we don’t have a great read on what opportunities are available in that area.
In terms of the comments around growth, they are very fair ones. Unfortunately, you can never find the perfect companies to acquire in all respects and with any company comes some good and some bad. I think what — in the case of Cephalon, we do think some of the underlying assets are very interesting and we can grow them and they will be a good part of our core business going forward.
As you point out, there are some assets that will not grow. What we would intend to do is, if we could find someone who wants to buy them at a fair price to our shareholders, we would obviously be happy to sell those. But if not, we will manage them separately. We will create some sort of division, maybe it is sort of products that will soon disappear division and we will just manage them for cash and we will use that division to pay down the debt financing.
And if we will do that, we will not — we will not include sort of any earnings in our sort of earnings estimates and reported earnings of those divisions because that is not fair. They are going to disappear in the next year or two and view it more like a bank and then focus shareholders in terms of the ongoing business and the growth of that. So we think we can segregate the assets and not take the credit in a sense for the short term for the earnings. We can enjoy the cash flow and use it to reduce our leverage and then, in a sense, segregate sort of the part of the assets that we intend to keep in terms of the ongoing company.
Operator
Chris Schott.
Chris Schott — JPMorgan — Analyst
Great, thanks. Just two questions. Maybe, first, can you just elaborate a little bit more on what attracted you to the Cephalon asset at this point? I think earlier this year, you had indicated that a large deal was not likely in the near term. I guess what has changed about this asset that makes you kind of make a move at this point?
Second question, I think you just touched on this a little bit, but given your stance towards R&D, especially on riskier R&D, what are you hoping to learn from additional due diligence that might support a higher bid? Is this you are hoping to get more data on some of these late-stage R&D assets that might allow you to get more — to understand the value this might have to a partner or is it other issues in terms of the operating structure of the Company or its existing products? Thanks.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Sure. So I think a few reasons why we thought Cephalon would be interesting. One is we had understood, both through the press and through discussions, that the company had gone through a process in the past and therefore, we thought it would be available and would be interested in selling.
The second is it is facing a very tough 2012 quite frankly, which most of all of you have identified in your reports. And a huge portion of their sales will disappear. So whether they want to admit it or not, they face a big restructuring and we are actually pretty good at restructuring and it is always a lot harder to restructure yourself than have someone come help you restructure. So I think that plays a little bit to our strengths.
I think that some of the core ongoing assets fit in nicely with our strategy, including their branded generic business in Europe, some of their pain franchise, whatever. Other assets, we may not be the right long-term owners, but we will be very open to partnering or selling them, including Western Europe, potentially oncology. So we will just try to do whatever makes sense from a value creation standpoint.
And we thought that we could put a price on the table that would be very fair and we hope exciting for the Cephalon shareholders and have an asset that we could create significant value for our shareholders as well. And again, we think the deal makes a lot of sense. If the shareholders do not, it is fine, we will move on. There are other things we can do. And I think at the beginning of the year, we weren’t ready to make a significant acquisition, but it is almost April and we move pretty quickly.
Operator
Gary Nachman.
Gary Nachman — Susquehanna Financial Group — Analyst
Good morning, Mike. To justify your $73 offer, what level of cost synergies are you assuming in SG&A and R&D? You guys target low single digits as a percentage of revenue in R&D. Is that reasonable for Cephalon’s business? How much have you thought that through at this point?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Yes, and I didn’t answer Chris’s second question as well, which is kind of related to this, so let me try to do that and I apologize, Chris. So we have done preliminary analysis on synergies. I’ll put it this way. There is certainly going to be $300 million plus and we will have to see what that plus is. But again, we’d love to get in and do some due diligence. We have mentioned it would help on the tax rate. It would certainly help in terms of some of the synergies in terms of specific costs by location, by function. We have some sense of that, not a total sense of that.
And certainly on the R&D side also. What we did in the merger with Biovail is we did an independent review of each of the pipeline projects. We hired outside people, scientists, etc., internal people and got a new read, a new read on each pipeline asset.
It is important to note that every pipeline project that Biovail was working on is still being worked on. Many of them aren’t being worked on by us; they have sort of gone to their natural owners. So in many cases, we return these projects to the original partners. In some cases, some cash was exchanged one way or the other and we would intend to do the same. We would be very hopeful that many of these projects would be well sought out by others. Obviously, if no one else is interested in investing, then that would influence us as well.

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Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Gary Nachman — Susquehanna Financial Group — Analyst
Okay. And can you talk about if there is any overlap between Mepha and your European generics business, including PharmaSwiss? Would you be able to get any sort of revenue synergies there and maybe you could also comment generally on what types of revenue synergies you might get from the other franchises that you would keep?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
As you know, you know us well, we will never assume revenue synergies in any deal and that will be upside. That being said, the brand generic business is quite interesting. It is complementary. There are some geographies that have businesses — they have some of their sales in Poland and some other Central European businesses. Obviously, PharmaSwiss, we have now a presence in Switzerland. There are potential tax opportunities and potential cost synergies and quite frankly, they are very strong. In fact, they are the leader in Switzerland and have a broad set of products and registrations that we can use to complement the registrations we already have. So some interesting opportunities there.
Clearly in terms of in North America, there are opportunities between Cephalon and ourselves. We have read and noted that recently they did cite agreements for Latin America and Canada for some of their products with Lundbeck. If this goes through, we can reach out to Ulf and see if we can think about working together in those territories since we do have a presence there. So we do think there is some opportunity, but again it is not baked into our numbers.
Gary Nachman — Susquehanna Financial Group — Analyst
Okay, thank you.
Operator
David Amsellem.
David Amsellem — Piper Jaffray — Analyst
Thanks. Just a couple. One is what is your appetite for holding on to the US oncology business of Cephalon? And then, secondly, Cephalon spends quite a bit on SG&A. So I guess the question there is would your plan be to cut most of the US salesforces in CNS and pain and just fold that into your existing infrastructure and how should we think about that? Thanks.
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
In terms of the oncology business, we are open. Again, it is a pretty simple formula for us. It is what makes best sense for shareholders. Oncology is a very competitive area where a lot of companies are very interested in it and we think Cephalon has a great oncology business and pipeline and obviously, if there are people that are interested in that business, we would certainly be open to selling or partnering it. But it is a great business and we would also be open to keeping it. So we just have to see where that plays out.
In terms of the SG&A, Cephalon does have a different operating model than Valeant does and obviously, there will be significant differences and that is certainly where some of the synergies will come. If a product — if it makes sense to promote a product, we will promote it. We have, for example, in dermatology, we have a strong, great salesforce and they are doing a great job with our products. So we are certainly not anti-salesforce, we are not anti-R&D. We are just going to make prudent good business

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Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
decisions. So we will have to make that assessment. If there is an opportunity to combine salesforces and get efficiencies out of it, we will certainly take advantage of those opportunities as well.
So we do have the beginnings of a plan, probably more than the beginnings of a plan, but what we would like to do is first see if Cephalon shareholders are interested in this. If they are, then we will be very happy to go into more details and if they are not, obviously we will just move on.
David Amsellem — Piper Jaffray — Analyst
Okay, thanks.
Operator
Corey Davis, Jefferies.
Corey Davis — Jefferies & Co. — Analyst
Thanks. Mike, I have got two different questions. The first is, given that kind of an expeditious resolution to this one way or another is so important for lots of different reasons, can you just outline the timelines again, the mechanics of your process, things like how soon does Cephalon need to provide you with a record date, how soon could you go to a shareholder vote and ultimately, how soon could you actually close this deal. Then I will ask a follow-up after that?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Sure, I am no expert, but I am learning quickly on this. We will serve notice next week to Cephalon in terms of filing the consent. Once they receive that notice, they have 10 days to respond maximum. If they choose to work with us and try to do this quickly to get a resolution, which is probably important to them, also a resolution one way or the other, we could do it shorter than 10 days, but 10 days max. At that point, they have to get back and give us a record date. That has to be within 10 days of when they reply. So a maximum 20 days we will have a record date.
At that time, those will be the shareholders who get to vote on that record date. So whoever owns their shares will vote and then as soon as we set that record date, they can start voting and we will obviously hire someone to count the votes and we will certainly be available to Cephalon shareholders between now and then. And our sense, when this has been done before by others, is quite quickly you get a sense of whether this is going to be supported or not by their shareholders. So we would think that a month from now we should know.
And if there is not a lot of support, great, we will move on and there’s other opportunities. And if there is support, we are ready to move very quickly. Once we get over 50%, if it is 50.1%, we will put the tender in place, put the new Board in place, they will remove the pill. We will have to file HSR. We will get through that process as quickly as possible. So I can’t give you, Corey, when we will close, but what I can say is, within a month to 45 days, I think we will have a pretty firm understanding of is this going to happen or not because, again, it is not in the best interest, quite frankly, of either Cephalon or Valeant to have this drag out for both management teams.
So I truly hope, and I don’t know if anyone from Cephalon is on the call, I truly hope that you would work together to get this done very quickly. And it is funny, what the shareholders say, since we both are driven by shareholders, and we should be, let’s just ask the shareholders what they want, make a decision quickly and either move together or move on.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Corey Davis — Jefferies & Co. — Analyst
And second question, to ask what has been asked already about the pipeline perhaps a different way, how much of the $73 price is attributed to the pipeline, even if you only want to give a qualitative answer? And if you can’t end up selling pipeline assets for cash at all and just have to shut it all down, could you still justify the $73 price just based on the existing commercial business?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Good questions. I don’t think we will need to shut down the pipeline. I think we will find we may not raise a lot of cash selling it, but I think we will find people that would be committed to continuing. Quite frankly, if some of the programs make sense, we will — just like we did with Retigabine, we continued doing it. Where if it’s — it has a high probability of success, we will get it to the next stage, and then partner it. We will always apply the market test.
That said, whatever assumptions we make on R&D, we feel very comfortable with our $73 offer from — so we are okay. I know I am not answering your question directly. We’d certainly like to learn a lot more in terms of their pipeline, but certainly the majority of the value that we have placed on Cephalon is their in-line products and certain cash flows.
Corey Davis — Jefferies & Co. — Analyst
Okay, great. Thanks, Mike.
Operator
Louise Chen.
Louise Chen — Collins Stewart — Analyst
Hi, just a few questions. First question I had was, in your offer to Cephalon, what did you assume for new VIGIL sales post the PROVIGIL patent cliff or how are you thinking about that asset?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
We haven’t disclosed obviously sort of any projections on a product level and I don’t think I am prepared to do that on this call. I will say that we did do extensive market research on all their major products, physician interviews, talked to managed care, talked to other influencers, reimbursment, etc., etc. So we do have pretty detailed forecasts, upside, downside, etc., but I would prefer not to share those on this call.
Louise Chen — Collins Stewart — Analyst
And then maybe, I don’t know if you can answer this question, but I thought I would ask anyhow, is have you thought about what you would do if additional bidders were to emerge for such assets or if you’d have any sense if that could happen?

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Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Obviously, it could happen. We are not — as we have put it through, I think we went through our principles. We are not getting into an auction process. We have made our bid. If we are allowed to go in and do some due diligence, we may increase our bid. There may be a little bit more room if we can get certainty on some of those assumptions.
Look, if someone wants to come and pay a lot more for this company, then we will congratulate them and we will move on. I think a lot of — you have to be very careful in terms of — on this thing as we do not — this is not a game of — winning does not mean that we buy Cephalon or we don’t buy Cephalon. All we are trying to do is go to shareholders, see what they think, if they want to do this deal, great, if not, we move on. If someone else wants to pay a lot more, they are welcome to do so and quite frankly, if the Board of Directors wants to go in some completely different direction, that is up to them. We are in a sense going directly to shareholders through this process. So it is kind of independent of the Board and the company at this point.
Louise Chen — Collins Stewart — Analyst
Okay, and then just last question qualitatively, could you talk about what type of synergies that you expect or big synergies that you expect if the deal were to close?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Well, I think you can go through the major spend areas and we would expect to get some synergies. We obviously both have two corporate headquarters and we won’t need two. I think if you go through each of the major functions like finance and IT and legal, etc., etc., you are going to get those types of synergies.
Sales and marketing, we both have businesses in the US and in Europe. We will do that, so we will get synergies there. And obviously, in R&D and distribution. So same areas that we got with the Biovail merger. We feel — I think we feel very highly confident both that we can achieve these synergies and achieve them quickly and we are hopeful that we can — the assets that don’t make sense for us to keep, that we will be able to find people that will either partner or buy them.
Louise Chen — Collins Stewart — Analyst
Thank you.
Operator
Doug Miehm.
Doug Miehm — RBC Capital Markets — Analyst
Good morning, Mike. A lot of good questions have been asked. I guess maybe a housekeeping item with respect to the new debt levels and your leverage ratios. The 4.1 times implies, I believe, about a $2.7 billion run rate on EBITDA and could you give us an indication then of from what point to what point that would be. Does it include the full genericization of PROVIGIL or just part of it or none of it and how should we be looking at that once the genericization does occur?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Certainly, in our forecast, we are assuming it goes generic and we assume when it goes generic, it almost disappears overnight. That is the big drug and that is what is going to happen. And we also gain the 3.6, which we say we will get there within a year.

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Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
So we assume that will happen and for our model and for that figure, we put $300 million in synergies. So again, you can view that as maybe we are being a little aggressive or maybe conservative, but that is the number we used. And with those two assumptions, you can do the arithmetic and out pops the answer, 3.6.
Doug Miehm — RBC Capital Markets — Analyst
Okay, so the assumption is full genericization of PROVIGIL and $300 million in synergies?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Yes.
Doug Miehm — RBC Capital Markets — Analyst
Okay. Great. And then just with respect to strategy, how would you answer the question that some people may see this as a bit of a departure given that you are going to have a couple very large product that you’re going to have some exposure to relative to the way that you have been approaching the business where really your only large products today are one, Wellbutrin, which is essentially — it is genericized and two, ZOVIRAX, which probably won’t be genericized?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Yes, well, I think the biggest product that we are buying is PROVIGIL, but that is going away. So it is sort of like — again, I view it as sort of like money in the bank for a year and then it is gone. So we will take that money, we will hopefully spend it wisely by reducing the debt and we will completely treat it separately. We will pull it off to the side and we won’t include it in our cash EPS or anything like that so it doesn’t distort our numbers in the short term. And as I was saying, we are not going to find — you can never find the perfect company to buy and if you wait for the perfect company, you can’t move quickly. So we are going to find companies that make sense, that there is assets within it that makes sense and the ones that don’t, it is fine. We will get rid of them, we can sell them and our strategy is really based on creating shareholder value and by collecting assets and then wringing out the cash and returning that cash to shareholders in two ways.
One is buying back debt or converts or doing that and/or finding other good acquisitions that we can leverage. So from that standpoint, it makes sense. You are right that we don’t like huge products, but once PROVIGIL goes, they don’t have a lot of huge products and [our size] goes I guess. [Transit] is the other next biggest product. We think it is a great product and as I mentioned, we are delighted if some oncology player wants to come in and take the little oncology business as well.
So I think, within a few years post acquisition, I don’t think it will look a whole lot different than Valeant looks today in terms of our strategy and our philosophy.
Doug Miehm — RBC Capital Markets — Analyst
Okay, and then just last question very quickly, the size of the Western European business that you might sell in terms of revenues and I will leave it there.
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Yes, I think it is somewhere between $400 million and $500 million, probably closer to $400 million.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Doug Miehm — RBC Capital Markets — Analyst
Okay, great, thank you.
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
(inaudible) top line.
Operator
David Buck.
David Buck — Buckingham Research — Analyst
Yes, Mike, thanks for taking the questions. Just, if I look at the deal from a Valeant perspective, it looks like you are buying a profitable company for debt and low interest rates. You talked about $300 million worth of synergies and then you have an opportunity to have some cost avoidance on R&D. So in the conversation with Cephalon, how did those three items I guess get approached and was there any conversation about sharing more of the upside with some potential [deal] because it looks like, from your standpoint, if you bought this company for debt at $73, it is quite a nice deal. From a Cephalon perspective, I could see why they would want more based on some of the other deal values. I was trying to get a sense of how deeply at all you had got involved in the talks.
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Not at all. We put an offer together at $73 and we were told we were wildly out of range. We asked what would the range be. We never got back an answer. So rather than waste their time and our time, we thought we would take it to shareholders and the shareholders can decide. And I think what is important is that it is a fair offer for Cephalon shareholders and it is a fair offer for our shoulders and if we can find a place where we end up there, I think that is great and if not, that is fine as well.
David Buck — Buckingham Research — Analyst
And I guess was there any — what type of [importance] did you put on the synergies in terms of coming up with the $73 and was there any talk about issuing equity?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Very little talk about — you mean us issuing equity?
David Buck — Buckingham Research — Analyst
Well, you issuing equity as part of the deal, so —
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
No, so we probably don’t know each other very well, which is fine. Maybe we will get to know each other, but we treasure our equity. We just don’t — we will not issue equity. In fact, we buy back stock.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
David Buck — Buckingham Research — Analyst
Sure.
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
So that is not in our playbook. Maybe it should be, but it is not.
David Buck — Buckingham Research — Analyst
And then in terms (multiple speakers)
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Yes, in terms of synergies, look, the question is what is Cephalon worth and what we want to do is offer a premium that is very fair to shareholders. This is not an exercise, it shouldn’t be for any company, of how much can you afford to pay. There is lots of big companies that could afford to pay billions and billions and billions of dollars, but we all have to do what — what we want to do is come up with a very fair deal that makes sense for Cephalon shareholders and makes sense for our shareholders.
We would be very open to sitting down and having the types of conversations that you are suggesting. That is what we tried to do and there has been no interest to have them. So at this point, we are going to have those conversations with shareholders. We are delighted to meet with any shareholder who owns Cephalon and sit down and talk to them. We are available, but we want to do it quickly. So let’s spend the next couple of weeks, have those conversations and if we can get a deal done, we can get a deal done and if we can’t, we can’t.
David Buck — Buckingham Research — Analyst
Great, thanks for the question. Thanks for the answers.
Laurie Little — Valeant Pharmaceuticals, Inc. — VP,IR
Yes, everyone. This is Laurie. Just want to remind everyone obviously this is generating quite a bit of interest. We are going to try and get through as many questions as possible, but we might run out of time. So I would ask everyone to limit your questions to just one so we can get to as many people as possible. With that, we will turn it over to the next question.
Operator
Randall Stanicky.
Randall Stanicky — Goldman Sachs — Analyst
Great, thanks guys for the question. Mike, just one. You have talked about a couple alternatives. Obviously, a complete company purchase, but also a purchase of assets that has less capital outlay. Can you maybe qualitatively give us a sense is there a preference and do you see one opportunity being more likely than the other? Thanks.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
I think, at this point, the second offer probably won’t make any sense because there was an attempt — when we first met with Cephalon, we were told that they had the belief that their shareholders were sort of overemphasizing the cliff and sort of underappreciating the R&D pipeline. And therefore, they felt that they were undervalued, which is clearly an appropriate response to give to someone who wants to buy your company in terms of the undervalued piece.
So we went back and said, well, if that is truly how they believe and I do believe that management believes that at Cephalon, why don’t we let them keep the asset that they think is so valuable, which is this R&D pipeline and let’s take the asset they think that is hurting them, which is the cliff because all we care about is cash. So we will take the cliff, we will take sort of the brand generic business, leave the assets they think are undervalued and then that is wonderful. Their stock price could go up and we could — maybe ours would go down because we got bad assets, but that is fine, we will take that risk because we think we — we kind of like those kind of assets.
That was the idea. It was an attempt to hopefully get engagement and we didn’t get engagement. Now, again, to be very fair and you have seen the letters and the letters that they have sent back to us, they are planning to have a Board meaning I think next week to consider our offer. I assume that is still on. I don’t know. And perhaps, at that point, they may get back. But again, we don’t want to wait. We believe speed is speed. We don’t believe speed is like three weeks. We are a small company. We make decisions quickly, we move on. Three, four weeks from now, we should either be done with this or moving on.
Randall Stanicky — Goldman Sachs — Analyst
So it sounds like we should be thinking more in terms of a total company acquisition being the more likely route than —
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
I think at this point going to shareholders — it would be really hard to negotiate that kind of a deal with shareholders.
Randall Stanicky — Goldman Sachs — Analyst
Sure, okay. Great, thanks, Mike.
Operator
David Maris.
David Maris — Analyst
Good morning, Mike. Unlike the Biovail transaction where there was a lot of shareholder turnover, here, a third of the shares or so are held by three long-term shareholders that have seen $73 a number of times. When you and your advisers looked at that, you must have considered (inaudible). I mean what were you thinking — what is the value proposition? If you are speaking directly to those three shareholders, two of which own a lot of Valeant, how do you explain the value proposition to them, especially since they have supported — presumably supported the acquisitions of a number of [these] technology because they haven’t been sellers?

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Well, first of all, I am not 100% sure that they have supported every acquisition. You don’t have shareholder votes on every acquisition, as you well know. So yes, we know two of them very well. We know Wellington as well. We have had good conversations with them, but they certainly own a lot less, they don’t own very much of us. And I would encourage you to call them, find out what they think. I think they have seen both sides.
I don’t talk to our investors about other companies. It is not appropriate. What I do talk to them about is our company and I think, at least Fidelity and T. Rowe, I’m sure they are not pleased with everything we do, but I think, on average, they seem pretty pleased with the strategy. Why don’t you talk to them? I think they would be good people to talk to.
David Maris — Analyst
Fair enough. Thanks.
Operator
Annabel Samimy.
Annabel Samimy — Stifel Nicolaus — Analyst
Hi, thanks for taking my call. I was listening to a lot of the comments you’ve made. What is it that you see as the most valuable asset for Cephalon given that PROVIGIL is going to be gone in about a year, FENTORA might likely be gone, TREANDA may be sold off and NUVIGIL would require some kind of marketing for it to be an asset that grows? So —
Laurie Little — Valeant Pharmaceuticals, Inc. — VP,IR
Hey, Annabel, we can’t hear you. You need to speak up.
Annabel Samimy — Stifel Nicolaus — Analyst
Sorry. I was curious to know what is it that you see as the most valuable asset within Cephalon given some of the comments you have made about PROVIGIL being gone, FENTORA possibly being gone, TREANDA, selling that off to an oncology player who would see it as an attractive asset and what you are left with, what is it specifically they are going after? Is it primarily the European assets that you are looking at given that NUVIGIL would probably need some kind of sales and marketing for it to be an asset that grows? Where is it that you are seeing the most value?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
You know what we like about Cephalon and sort of what we like about ourselves and like about, for better or worse, is there is no one thing and that is what we like. We do not like big assets. We don’t want to bet on any one horse here. So they have a bunch of different things that — different products, different geographies and we like that and we have some kind of interesting ideas that we think will apply that maybe we can get some more growth out of some of their products that they have not been as successful growing and maybe certainly extract more cash from those products. But we like the fact that they have no single thing. That is our strategy.
Again, as we talked about, we like diversification. We like low risk, lots of products out there that deliver. So long answer to probably a question that we would like it a lot less if there was one thing.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Annabel Samimy — Stifel Nicolaus — Analyst
And if you could sort of clarify, you are raising $6.7 billion in debt and the cash flow generation from PROVIGIL and FENTORA is about $1 billion over a year’s time. So with $300 million in synergies and maybe some additional sales from the European business and the sale of TREANDA, how do you get the 3.6 — how do you get that debt down to that 3.6 times level within 12 months?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Well, 3.6 leverage, which is a ratio, you can do your modeling of just take the IBIS estimate, that might be a starting point. We obviously — that is one of the analyses we do. You take those estimates of their cash flows, again, $300 million is the number we used for that calculation and just run it through. And I think if we did our arrhythmic correct, which I hope we did, that is where we get to. But obviously there is a lot of variables there. I don’t anticipate getting down to that ratio within that period of time. It will be too big a stretch for us.
Operator
Ronny Gal.
Ronny Gal — Sanford Bernstein — Analyst
Good morning and thank you for taking my question. Just a question a little bit about the assets post PROVIGIL. It appears you are taking quite a bit of IP risk here in terms of the patent risk to the other two main products, NUVIGIL and TREANDA. In your modeling, how do you guys think about the potential NUVIGIL and TREANDA going away let’s say over the next three to five years?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Yes, so we always do the same analysis. We took the absolute worst case as one of our analyses. We took sort of a base case and we always have sort of like an upside case. So in the absolute worst case, we assumed the worst, the worst in terms of IP, the worst in terms of sort of everything, everything we could think of because what we want to make sure for our shareholders’ sake is that if the worst thing happens, no matter what, we don’t want to destroy shareholder value. So that is an important analysis.
The more important ones, the base case, which is the one we really expect that we can meet or beat and then we do there, so it is another area — we have talked about some of the areas. Why would due diligence be valuable? We talked about tax. IP would be extremely valuable for us to understand that IP more deeply. R&D would be another one and costs would probably be a fourth.
If we could have those discussions and get that information, if you are a Cephalon shareholder, then we would encourage you — encourage the company to let us, we might be able to share some of that value, but obviously if we don’t have the knowledge, we are going to have to make more conservative assumptions than we would if we had the direct knowledge.
Ronny Gal — Sanford Bernstein — Analyst
Interesting. So you think you can break even even in the worst case scenario on this?

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
I’m sorry?
Ronny Gal — Sanford Bernstein — Analyst
You think you can break even even in the worst case scenario, worst IP case scenario?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
What do you mean by break even?
Ronny Gal — Sanford Bernstein — Analyst
Essentially you can return yourself a value at the price you are paying for this deal even if kind of the IP situation ends up being on the worst — on the lower end of the outcome spread?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Yes, we don’t believe we are going to destroy a ton of our shareholders’ value, but we are certainly not going to create any. There might be some. That is all worst case. We are not going to be imprudent with our shareholders’ money because that wouldn’t make sense.
Ronny Gal — Sanford Bernstein — Analyst
Thank you.
Operator
Juan Sanchez, Ladenburg.
Juan Sanchez — Landenburg Thalmann & Co. — Analyst
Good morning, guys. The only question is, in the Goldman Sachs letter, is there any cap in terms of how much debt they can — how much money they can give you?
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
Clearly, there is a cap even for Goldman. I don’t think we are a big enough client to ever reach their cap. You would have to ask them. We are going to put our own cap on it quite frankly. I don’t think Goldman is going to be the issue. We will have our own cap based on what we are willing to pay and whatever that number is, I am very confident that Goldman will support that.
Juan Sanchez — Landenburg Thalmann & Co. — Analyst
Thank you, guys.

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FINAL TRANSCRIPT
Mar. 30. 2011 / 12:30PM, VRX.TO — Valeant Pharmaceuticals International Inc To Discuss an All-Cash Acquisition of Cephalon Conference Call
Michael Pearson — Valeant Pharmaceuticals, Inc. — Chairman & CEO
All right. I need to apologize. Laurie says we are out of time. So she is the boss, we are out of time. Thank you very much for your patience in listening and let’s see how this one plays out. So thank you.
Operator
This concludes today’s conference call. You may now disconnect.
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